Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors of Williams Partners GP LLC
  General Partner of Williams Partners L.P.
We have audited the accompanying consolidated balance sheets of Williams Partners L.P. as of December 31, 2005 and 2004, and the related consolidated statements of operations, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Partners L.P. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.
As described in Note 7, effective January 1, 2003, Williams Partners L.P adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, and effective December 31, 2005, adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations. Also, as described in Note 1, the financial statements have been restated to reflect the acquisition of a 25.1 percent membership interest in Williams Four Corners LLC.
                 /s/ Ernst & Young LLP
Tulsa, Oklahoma
September 15, 2006

WILLIAMS PARTNERS L.P.
CONSOLIDATED BALANCE SHEETS*

	December 31,
			March 31,
	2005	2004	2006

			(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,839	$—	$4,315
Accounts receivable:
Trade	1,840	2,150	1,424
Other	2,104	1,388	1,524
Product imbalance	760	—	295
Gas purchase contract — affiliate	5,320	—	5,155
Prepaid expenses	1,133	749	1,370

Total current assets	17,996	4,287	14,083
Investment in Williams Four Corners	152,003	155,753	153,309
Investment in Discovery Producer Services	150,260	147,281	149,641
Property, plant and equipment, net	67,931	67,793	68,239
Gas purchase contract — noncurrent — affiliate	4,754	—	3,565

Total assets	$392,944	$375,114	$388,837

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable:
Trade	$3,906	$2,480	$3,269
Affiliate	4,729	1,980	2,378
Product imbalance	—	1,071	—
Deferred revenue	3,552	3,305	222
Accrued liabilities	2,373	3,924	2,718

Total current liabilities	14,560	12,760	8,587
Advances from affiliate	—	186,024	—
Environmental remediation liabilities	3,964	3,909	3,964
Other noncurrent liabilities	762	—	763
Commitments and contingent liabilities (Note 13)
Partners’ capital:
Common unitholders (7,006,146 outstanding at December 31, 2005 and March 31, 2006 (unaudited))	108,526	—	108,627
Subordinated unitholders (7,000,000 outstanding at December 31, 2005 and March 31, 2006 (unaudited))	108,491	—	108,490
Pre-IPO owners’ equity/ General partner	156,641	172,421	158,406

Total partners’ capital	373,658	172,421	375,523

Total liabilities and partners’ capital	$392,944	$375,114	$388,837

* Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENTS OF INCOME*

				Three Months Ended
	Year Ended December 31,			March 31,

	2005	2004	2003	2006	2005

				(Unaudited)
	(In thousands)
Revenues:
Storage:
Affiliate	$—	$—	$2,426	$—	$—
Third-party	20,290	15,318	9,223	5,105	4,388
Fractionation	10,770	9,070	8,221	3,953	2,430
Gathering	3,063	3,883	5,513	733	880
Product sales:
Affiliate	13,400	506	—	6,141	2,829
Third-party	63	7,947	1,263	—	63
Other	4,183	4,252	1,648	1,131	779

Total revenues	51,769	40,976	28,294	17,063	11,369
Costs and expenses:
Operating and maintenance expense:
Affiliate	13,378	9,986	8,789	4,000	2,653
Third-party	11,733	9,390	5,171	3,691	3,075
Product cost	11,821	6,635	1,263	5,723	2,735
Depreciation and accretion	3,619	3,686	3,707	900	905
General and administrative expense:
Affiliate	4,186	2,534	1,738	1,415	687
Third-party	1,137	79	75	533	19
Taxes other than income	700	716	640	207	192
Other — net	(6)	(91)	(133)	—	—

Total costs and expenses	46,568	32,935	21,250	16,469	10,266

Operating income	5,201	8,041	7,044	594	1,103
Equity earnings — Williams Four Corners	28,668	24,236	22,276	8,387	6,499
Equity earnings — Discovery Producer Services	8,331	4,495	3,447	3,781	2,212
Impairment of investment in Discovery Producer Services	—	(13,484)	—
Interest expense:
Affiliate	(7,461)	(11,980)	(4,176)	(15)	(2,805)
Third-party	(777)	(496)	—	(221)	(199)
Interest income	165	—	—	70	—

Income before cumulative effect of change in accounting principle	34,127	10,812	28,591	12,596	6,810
Cumulative effect of change in accounting principle	(802)	—	(1,182)	—	—

Net income	$33,325	$10,812	$27,409	$12,596	$6,810

Allocation of net income:
Net income	$33,325			$12,596
Net income applicable to pre-partnership operations, allocated to general partner	28,391			8,387

Net income	4,934			4,209
Allocation of net loss to general partner	(1,273)			(689)

Allocation of net income to limited partners	$6,207			$4,898

Basic and diluted net income per limited partner unit:
Income before cumulative effect of change in accounting principle:
Common units	$0.49			$0.35
Subordinated units	$0.49			$0.35
Cumulative effect of change in accounting principle:
Common units	$(0.05)
Subordinated units	$(0.05)
Net income:
Common units	$0.44
Subordinated units	$0.44
Weighted average number of units outstanding:
Common units	7,001,366			7,006,146
Subordinated units	7,000,000			7,000,000

* Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL*

			Pre-IPO
			Owner’s	Accumulated
			Equity/	Other	Total
	Limited Partners		General	Comprehensive	Partners’
	Common	Subordinated	Partner	Income (Loss)	Capital
	(In thousands)
Balance — January 1, 2003	$—	$—	$193,475	$(1,962)	$191,513
Comprehensive income:
Net income — 2003	—	—	27,409	—	27,409
Other comprehensive income:
Net unrealized losses	—	—	—	(116)	(116)
Net reclassification into earnings of derivative instrument losses	—	—	—	2,078	2,078

Total other comprehensive income					1,962

Total comprehensive income					29,371

Adjustment in basis of investment in Williams Four Corners	—	—	(29,037)	—	(29,037)

Balance — December 31, 2003	—	—	191,847	—	191,847
Net income — 2004	—	—	10,812	—	10,812
Adjustment in basis of investment in Williams Four Corners	—	—	(30,238)	—	(30,238)

Balance — December 31, 2004	—	—	172,421	—	172,421
Accounts receivable not contributed	—	—	(2,640)		(2,640)
Net income	3,104	3,103	27,118	—	33,325
Contribution of net assets of predecessor companies (2,000,000 common units; 7,000,000 subordinated units)	10,471	106,427	(9,582)	—	107,316
Issuance of units to public (5,000,000 common units)	100,247	—	—	—	100,247
Offering costs	(4,291)	—	—	—	(4,291)
Adjustment in basis of investment in Williams Four Corners	—	—	(32,244)	—	(32,244)
Cash distributions ($.1484 per unit)	(1,039)	(1,039)	(42)	—	(2,120)
Issuance of common units (6,146 common units)	34	—	—	—	34
Contributions pursuant to the Omnibus Agreement	—	—	1,610	—	1,610

Balance — December 31, 2005	108,526	108,491	156,641	—	373,658
Net income — three months ended March 31, 2006 (unaudited)	2,449	2,449	7,698	—	12,596
Cash distributions ($.35 per unit) (unaudited)	(2,452)	(2,450)	(100)	—	(5,002)
Contributions pursuant to the Omnibus Agreement (unaudited)	—	—	1,248	—	1,248
Adjustment in basis of investment in Williams Four Corners (unaudited)	—	—	(7,081)	—	(7,081)
Other (unaudited)	104	—	—	—	104

Balance — March 31, 2006 (unaudited)	$108,627	$108,490	$158,406	$—	$375,523

* Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS*

				Three Months Ended
	Year Ended December 31,			March 31,

	2005	2004	2003	2006	2005

				(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net income before cumulative effect of change in accounting principle	$34,127	$10,812	$28,591	$12,596	$6,810
Adjustments to reconcile to cash provided by operations:
Depreciation and accretion	3,619	3,686	3,707	900	905
Impairment of investment in Discovery Producer Services	—	13,484	—	—	—
Amortization of gas purchase contract — affiliate	2,033	—	—	1,354	—
Distributions in excess of/ (undistributed) equity earnings of:
Williams Four Corners	(28,668)	(24,236)	(22,276)	(8,387)	(6,499)
Discovery Producer Services	(7,051)	(4,495)	(3,447)	619	(2,212)
Cash provided (used) by changes in assets and liabilities:
Accounts receivable	(3,045)	261	(850)	996	678
Other current assets	(384)	(362)	(187)	(237)	(45)
Accounts payable	4,215	2,711	(274)	(3,028)	(1,495)
Accrued liabilities	(737)	(417)	(320)	345	(209)
Deferred revenue	247	775	1,108	(3,330)	(3,200)
Other, including changes in noncurrent assets and liabilities	(2,463)	484	592	567	1,212

Net cash provided (used) by operating activities	1,893	2,703	6,644	2,395	(4,055)

INVESTING ACTIVITIES:
Capital expenditures	(3,688)	(1,534)	(1,167)	(1,165)	(212)
Contribution to Discovery Producer Services	(24,400)	—	(101,643)	—	—

Net cash used by investing activities	(28,088)	(1,534)	(102,810)	(1,165)	(212)

FINANCING ACTIVITIES:
Proceeds from sale of common units	100,247	—	—	—	—
Payment of offering costs	(4,291)	—	—	—	—
Distributions to The Williams Companies, Inc.	(58,756)	—	—	—	—
Changes in advances from affiliates — net	(3,656)	(1,169)	96,166	—	4,267
Distributions to unitholders	(2,120)	—	—	(5,002)	—
Contributions per omnibus agreement	1,610	—	—	1,248	—

Net cash provided (used) by financing activities	33,034	(1,169)	96,166	(3,754)	4,267

Increase (decrease) in cash and cash equivalents	6,839	—	—	(2,524)	—
Cash and cash equivalents at beginning of period	—	—	—	6,839	—

Cash and cash equivalents at end of period	$6,839	$—	$—	$4,315	$—

* Restated as discussed in Note 1.
See accompanying notes to consolidated financial statements.

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization
      Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or like terms refer to Williams Partners L.P. and its subsidiaries. Unless the context clearly indicates otherwise, references to “we,” “our,” and “us” include the operations of Williams Four Corners LLC (“Four Corners”) and Discovery Producer Services LLC (“Discovery”), in which we own a 25.1 percent and 40.0 percent interest, respectively. When we refer to Four Corners by name, we are referring exclusively to its businesses and operations. When we refer to Discovery by name, we are referring exclusively to its businesses and operations.
      We are a Delaware limited partnership that was formed in February 2005, to acquire and own (1) a 40 percent interest in Discovery; (2) the Carbonate Trend gathering pipeline off the coast of Alabama; (3) three integrated natural gas liquids (“NGL”) product storage facilities near Conway, Kansas; and (4) a 50 percent undivided ownership interest in a fractionator near Conway, Kansas. Prior to the closing of our initial public offering (the “IPO”) in August 2005, the 40 percent interest in Discovery was held by Williams Energy, L.L.C. (“Energy”) and Williams Discovery Pipeline LLC; the Carbonate Trend gathering pipeline was held in Carbonate Trend Pipeline LLC (“CTP”), which was owned by Williams Mobile Bay Producers Services, L.L.C.; and the NGL product storage facilities and the interest in the fractionator were owned by Mid-Continent Fractionation and Storage, LLC (“MCFS”). All of these are wholly owned indirect subsidiaries of The Williams Companies, Inc. (collectively “Williams”). Williams Partners GP LLC, a Delaware limited liability company, was also formed in February 2005, to serve as our general partner. We also formed Williams Partners Operating LLC (“Williams OLLC”), an operating limited liability company (wholly owned by us) through which all our activities are conducted.
      The accompanying unaudited interim consolidated financial statements include all normal recurring adjustments that, in the opinion of our management, are necessary to present fairly our financial position at March 31, 2006, and the results of operations and cash flows for the three months ended March 31, 2005 and 2006.

Initial Public Offering and Related Transactions
      On August 23, 2005, we completed our IPO of 5,000,000 common units representing limited partner interests in us at a price of $21.50 per unit. The proceeds of $100.2 million, net of the underwriters’ discount and a structuring fee totaling $7.3 million, were used to:

•	distribute $58.8 million to Williams, in part to reimburse Williams for capital expenditures relating to the assets contributed to us and for a gas purchase contract contributed to us;

•	provide $24.4 million to make a capital contribution to Discovery to fund an escrow account required in connection with the Tahiti pipeline lateral expansion project;

•	provide $12.7 million of additional working capital; and

•	pay $4.3 million of expenses associated with the IPO and related formation transactions.
      Concurrent with the closing of the IPO, the 40 percent interest in Discovery and all of the interests in CTP and MCFS were contributed to us by Williams’ subsidiaries in exchange for an aggregate of 2,000,000 common units and 7,000,000 subordinated units. The public, through the underwriters of the offering, contributed $107.5 million ($100.2 million net of the underwriters’ discount and a structuring fee) to us in exchange for 5,000,000 common units, representing a 35 percent limited partner interest in us. Additionally, at the closing of the IPO, the underwriters fully exercised their option to purchase 750,000 common units from Williams’ subsidiaries at the IPO price of $21.50 per unit, less the underwriters’ discount and a structuring fee.

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Acquisition of Four Corners
     On June 20, 2006, we acquired a 25.1 percent membership interest in Four Corners pursuant to an agreement with Williams Energy Services, LLC, Williams Field Services Group, LLC, Williams Field Services Company, LLC (“WFSC”), Williams OLLC and us for aggregate consideration of $360 million. Prior to closing, WFSC contributed to Four Corners its natural gas gathering, processing and treating assets in the San Juan Basin in New Mexico and Colorado. Because Four Corners was an affiliate of Williams at the time of the acquisition, the transaction was between entities under common control, and has been accounted for at historical cost. Accordingly, our consolidated financial statements and notes have been restated to reflect the combined historical results of our investment in Four Corners throughout the periods presented. The acquisition increased net income $28.5 million, $24.2 million and $22.2 million for 2005, 2004 and 2003, respectively. The acquisition increased net income for the periods ended March 31, 2006 and March 31, 2005, $8.4 million and $6.5 million, respectively. The acquisition had no impact on earnings per unit as pre-acquisition earnings were allocated to our general partner.
     We financed this acquisition with a combination of equity and debt. On June 20, 2006, we issued 6,600,000 common units at a price of $31.25 per unit. Additionally, at the closing, the underwriters fully exercised their option to purchase 990,000 common units at a price of $31.25 per unit. This offering yielded net proceeds of $227.1 million after the payment of underwriting discounts and commissions of $10.1 million, but before the payment of other offering expenses. On June 20, 2006, we also issued $150 million aggregate principal of unsecured 7.5 percent Senior Notes due 2011 under a private placement debt agreement. Proceeds from this issuance totaled $146.8 million (net of $3.2 million of related expenses).

Note 2.	Description of Business
      We are principally engaged in the business of gathering, transporting and processing natural gas and fractionating and storing NGLs. Operations of our businesses are located in the United States and are organized into two reporting segments: (1) Gathering and Processing and (2) NGL Services. Our Gathering and Processing segment includes our equity investments in Discovery and Four Corners, and the Carbonate Trend gathering pipeline. Our NGL Services segment includes the Conway fractionation and storage operations.
      Gathering and Processing. We own a 25.1 percent interest in Four Corners. Four Corners’ natural gas gathering, processing and treating assets consist of, among other things, (1) a 3,500-mile natural gas gathering system in the San Juan Basin in New Mexico and Colorado with a capacity of two billion cubic feet per day, (2) the Ignacio natural gas processing plant in Colorado and the Kutz and Lybrook natural gas processing plants in New Mexico, which have a combined processing capacity of 760 million cubic feet per day (“MMcf/d”) and (3) the Milagro and Esperanza natural gas treating plants in New Mexico, which have a combined carbon dioxide treating capacity of 750 MMcf/d.
     We own a 40 percent interest in Discovery, which includes a wholly owned subsidiary, Discovery Gas Transmission LLC. Discovery owns (1) a 273-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, (2) a 600 MMcf/d cryogenic natural gas processing plant in Larose, Louisiana, (3) a 32,000 barrels per day (“bpd”) natural gas liquids fractionator in Paradis, Louisiana and (4) two onshore liquids pipelines, including a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator and a 10-mile condensate pipeline connecting the gas processing plant to a third party oil gathering facility. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such. Hence, this equity investment is considered part of the Gathering and Processing segment.
     Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama.
      NGL Services. Our Conway storage facilities include three underground NGL storage facilities in the Conway, Kansas, area with a storage capacity of approximately 20 million barrels. The facilities are connected via a series of pipelines. The storage facilities receive daily shipments of a variety of products, including mixed NGLs and fractionated products. In addition to pipeline connections, one facility offers truck and rail service.
      Our Conway fractionation facility is located near Conway, Kansas, and has a capacity of approximately 107,000 bpd. We own a 50 percent undivided interest in these facilities representing capacity of approximately 53,500 bpd. ConocoPhillips and ONEOK Partners, L.P. are the other owners. Williams operates the facility pursuant to an operating agreement that extends until May 2011. The fractionator separates mixed NGLs into five products: ethane/propane mix, propane, normal butane, isobutane and natural gasoline. Portions of these products are then transported and stored at our Conway storage facilities.

Note 3.	Summary of Significant Accounting Policies
      Basis of Presentation. The consolidated financial statements have been prepared based upon accounting principles generally accepted in the United States and include the accounts of the parent and our wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated.

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
      Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the financial statements and for which it would be reasonably possible that future events or information could change those estimates include:

•	impairment assessments of investments and long-lived assets;

•	loss contingencies;

•	environmental remediation obligations; and

•	asset retirement obligations.
      These estimates are discussed further throughout the accompanying notes.
      Proportional Accounting for the Conway Fractionator. No separate legal entity exists for the fractionator. We hold a 50 percent undivided interest in the fractionator property, plant and equipment, and we are responsible for our proportional share of the costs and expenses of the fractionator. As operator of the facility, we incur the liabilities of the fractionator (except for certain fuel costs purchased directly by one of the co-owners) and are reimbursed by the co-owners for their proportional share of the total costs and expenses. Each co-owner is responsible for the marketing of their proportional share of the fractionator’s capacity. Accordingly, we reflect our proportionate share of the revenues and costs and expenses of the fractionator in the Consolidated Statements of Income; and we reflect our proportionate share of the fractionator property, plant and equipment in the Consolidated Balance Sheets. Liabilities in the Consolidated Balance Sheets include those incurred on behalf of the co-owners with corresponding receivables from the co-owners. Accounts receivable also includes receivables from our customers for fractionation services.
      Cash and Cash Equivalents. Cash and cash equivalents include demand and time deposits, certificates of deposit and other marketable securities with maturities of three months or less when acquired.
      Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. No allowance for doubtful accounts is recognized at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.
      Investments. We account for our investments in Discovery and Four Corners under the equity method since we control neither. Prior to 2004, the excess of the carrying value of our investment over the amount of underlying equity in net assets of Discovery represented interest capitalized during construction on the funds advanced to Discovery for construction prior to Discovery’s receipt of external financing. This excess was being amortized on a straight-line basis over the life of the related assets. In 2004, we recognized an other-than-temporary impairment of our investment. As a result, Discovery’s underlying equity exceeds the carrying value of our investment at December 31, 2005.
      Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on the straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that enhance the functionality or extend the

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
useful lives of the assets are capitalized. The cost of property, plant and equipment sold or retired and the related accumulated depreciation is removed from the accounts in the period of sale or disposition. Gains and losses on the disposal of property, plant and equipment are recorded in the Consolidated Statements of Income.
      We record an asset and a liability equal to the present value of each expected future asset retirement obligation (“ARO”). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in operating income.
      Revenue Recognition. The nature of our businesses result in various forms of revenue recognition. Our Gathering and Processing segment recognizes revenue from gathering services when the services have been performed. Our NGL Services segment recognizes (1) fractionation revenues when services have been performed and product has been delivered, (2) storage revenues under prepaid contracted storage capacity evenly over the life of the contract as services are provided and (3) product sales revenue when the product has been delivered.
      Gas Purchase Contract. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The gas purchase contract is for the purchase of 80,000 MMBtu per month and terminates on December 31, 2007. The initial value of this contract is being amortized to expense over the contract life.
      Product Imbalances. In the course of providing fractionation and storage services to our customers, we realize product gains and losses that are reflected as product imbalance receivables or payables on the Consolidated Balance Sheets. These imbalances are valued based on the market price of the products when the imbalance is identified and are evaluated for the impact of a change in market prices at the balance sheet date. Certain of these product gains and losses arise due to the product blending process at the fractionator. Others are realized when storage caverns are emptied. Storage caverns are emptied periodically to determine whether any product gains or losses have occurred, and as these caverns are emptied, it is possible that the resulting product gains or losses could have a material impact to the results of operations for the period during which the cavern drain is performed.
      Impairment of Long-Lived Assets and Investments. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the assets is recoverable. We apply a probability weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If the carrying value is not recoverable, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
      We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.
      Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges in the financial statements.
      Income Taxes. We are not a taxable entity for federal and state income tax purposes. The tax on our net income is borne by the individual partners through the allocation of taxable income. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.
      Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account our prior remediation experience. Environmental contingencies are recorded independently of any potential claim for recovery.
      Capitalized Interest. We capitalize interest on major projects during construction to the extent we incur interest expense. Historically, Williams provided the financing for capital expenditures; hence, the rates used to calculate the interest were based on Williams’ average interest rate on debt during the applicable period in time.
      Earnings Per Unit. In accordance with the Emerging Issues Task Force (“EITF”) Issue 03-6, we use the two-class method to calculate basic and diluted earnings per unit whereby net income, adjusted for items specifically allocated to our general partner, is allocated on a pro-rata basis between unitholders and our general partner. Basic and diluted earnings per unit are based on the average number of common and subordinated units outstanding. Basic and diluted earnings per unit are equivalent as there are no dilutive securities outstanding.
      Recent Accounting Standards. In January 2006, Williams adopted statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment.” Accordingly, payroll costs charged to us by our general partner reflect additional compensation costs related to the adoption of this accounting standard. These costs relate to Williams’ common stock equity awards made between Williams and its employees. The cost is charged to us through specific allocations of certain employees if they directly support our operations, and through an allocation methodology among all Williams affiliates if they provide indirect support. These allocated costs are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. Our and Williams’ adoption of this Statement will not have a material impact on our Consolidated Financial Statements.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which will be applied prospectively for inventory costs incurred in fiscal years beginning after June 15, 2005. The Statement amends Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify that abnormal amounts of certain costs should be recognized as current period charges and that the allocation of overhead costs should be based on the normal capacity of the production facility. The impact of this Statement on our Consolidated Financial Statements will not be material.

\

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29,” which is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005, and will be applied prospectively. The Statement amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions.” The guidance in APB Opinion No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged but includes certain exceptions to that principle. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3,” which is effective prospectively for reporting a change in accounting principle for fiscal years beginning after December 15, 2005. The Statement changes the reporting of a change in accounting principle to require retrospective application to prior periods’ financial statements, except for explicit transition provisions provided for in any existing accounting pronouncements, including those in the transition phase when SFAS No. 154 becomes effective.

Note 4.	Allocation of Net Income and Distributions
      The allocation of net income between our general partner and limited partners at December 31, 2005 is as follows (in thousands):

Allocation of net income to general partner:
Net income for the period August 23, 2005 through December 31, 2005, excluding pre-partnership operations of Four Corners	$4,934
Charges direct to general partner:
Reimbursable general and administrative costs	1,400

Income before direct charges to general partner	6,334
General partner’s share of net income	2.0%

General partner’s allocated share of net income before direct charges	127
Direct charges to general partner	(1,400)

Net income for the period August 23, 2005 through December 31, 2005 allocated to general partner	(1,273)

Net loss applicable to period through August 22, 2005	(103)
Net income applicable to pre-partnership operations of Four Corners	28,494

Net income allocated to general partner	$27,118

Net income	$33,325
Net income allocated to general partner	27,118

Net income allocated to limited partners	$6,207

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The allocation of net income between our general partner and limited partners for the three months ended March 31, 2006 is as follows (in thousands) (unaudited):

Allocation to general partner:
Net income, excluding pre-partnership operations of Four Corners	$4,209
Charges direct to general partner:
Reimbursable general and administrative costs	789

Income before direct charges to general partner	4,998
General partner’s share of net income	2.0%

General partner’s allocated share of net income before direct charges	100
Direct charges to general partner	(789)

Amount allocated to general partner	(689)
Net income applicable to pre-partnership operations of Four Corners	8,387

Net income allocated to general partner	$7,698

Net income	$12,596
Net income allocated to general partner	7,698

Net income allocated to limited partners	$4,898

      The reimbursable general and administrative costs represent the general and administrative costs charged against our income that are required to be reimbursed to us by our general partner under the terms of the Omnibus Agreement.
      We paid or have authorized payment of the following cash distributions during 2005 and 2006 (in thousands, except for per unit amounts):

	Per Unit	Common	Subordinated	General	Total Cash
Payment Date	Distribution	Units	Units	Partner	Distribution

11/14/2005(a)	$0.1484	$1,039	$1,039	$42	$2,120
2/14/2006	$0.3500	$2,452	$2,450	$100	$5,002
5/15/2006(b)(unaudited)	$0.3800	$2,662	$2,660	$109	$5,431

(a)	This distribution represents the $0.35 per unit minimum quarterly distribution pro-rated for the 39-day period following the IPO closing date (August 23, 2005 through September 30, 2005).

(b)	The board of directors of our general partner declared this cash distribution on April 27, 2006 to be paid on May 15, 2006 to unitholders of record at the close of business on May 8, 2006.

Note 5.	Related Party Transactions
      The employees of our operated assets and all of our general and administrative employees are employees of Williams. Williams directly charges us for the payroll costs associated with the operations employees and certain general and administrative employees. Williams carries the obligations for most employee-related benefits in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off. Certain of these costs are charged back to the other Conway fractionator co-owners. Our share of those costs are charged to us through affiliate billings and reflected in Operating and maintenance expense — Affiliate in the accompanying Consolidated Statements of Income.
      Williams charges its affiliates, including us and its Midstream segment, of which we are a part, for certain corporate administrative expenses that are directly identifiable or allocable to the affiliates. Direct costs charged from Williams represent the direct costs of services provided by Williams on our behalf. Prior to the IPO, a portion of the charges allocated to the Midstream segment were then reallocated to us. These allocated corporate administrative expenses are based on a three-factor formula, which considered revenues;

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
property, plant and equipment; and payroll. Certain of these costs are charged back to the other Conway fractionator co-owners. Our share of these costs is reflected in General and administrative expense — Affiliate in the accompanying Consolidated Statements of Income. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams. Under the Omnibus Agreement, Williams gives us a quarterly credit for general and administrative expenses. These amounts are reflected as a capital contribution from our general partner. The annual amounts of the credits are as follows: $3.9 million in 2005 ($1.4 million pro-rated for the portion of the year from August 23 to December 31), $3.2 million in 2006, $2.4 million in 2007, $1.6 million in 2008 and $0.8 million in 2009.
      At December 31, 2005, we have a contribution receivable from our general partner of $0.3 million, which is netted against Partners’ capital on the Consolidated Balance Sheets, for amounts reimbursable to us under the Omnibus Agreement.
      We purchase fuel for the Conway fractionator, including fuel on behalf of the co-owners, from Williams Power Company (“Power”), a wholly owned subsidiary of Williams. These purchases are made at market rates at the time of purchase. In connection with the IPO, Williams transferred to us a gas purchase contract for the purchase of a portion of our fuel requirements at the Conway fractionator at a market price not to exceed a specified level. The amortization of this contract is reflected in Operating and maintenance expense — Affiliate in the accompanying Consolidated Statements of Income. The carrying value of this contract is reflected as Gas purchase contract — affiliate and Gas purchase contract — noncurrent — affiliate on the Consolidated Balance Sheets.
      During a portion of 2003, we provided propane storage, fractionation, transportation and terminaling services to subsidiaries of Williams that have subsequently been sold. In December 2004, we began selling surplus propane and other NGLs to Power, which takes title to the product and resells it, for its own account, to end users. Revenues associated with these activities are reflected as Affiliate revenues on the Consolidated Statements of Income. Correspondingly, we purchase ethane and other NGLs from Power to replenish deficit product positions. The transactions conducted between us and Power are transacted at current market prices for the products.
      A summary of the general and administrative expenses directly charged and allocated to us, fuel purchases from Power and NGL purchases from Power for the periods stated is as follows:

	2005	2004	2003

	(In thousands)
General and administrative expenses, including amounts subsequently charged to co-owners:
Allocated	$3,494	$2,078	$1,392
Directly charged	992	456	346
Operating and maintenance expenses, including amounts subsequently charged to co-owners:
Fuel purchases, including amortization of gas contract	24,478	17,053	12,843
Salaries and benefits	3,514	3,473	2,105
NGL purchases	15,657	1,271	—
      The per-unit gathering fee associated with two of our Carbonate Trend gathering contracts was negotiated on a bundled basis that includes transportation along a segment of a pipeline system owned by Transcontinental Gas Pipe Line Company (“Transco”), a wholly owned subsidiary of Williams. The fees we realize are dependent upon whether our customer elects to utilize this Transco capacity. When they make this election, our gathering fee is determined by subtracting the Transco tariff from the total negotiated fee. The

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
rate associated with the capacity agreement is based on a Federal Energy Regulatory Commission tariff that is subject to change. Accordingly, if the Transco rate increases, our net gathering fees for these two contracts may be reduced. The customers with these bundled contracts must make an annual election to receive this capacity. For 2005 and 2006, only one of our customers has elected to utilize this capacity.
      We historically participated in Williams’ cash management program; thus, we carried no cash balance on our Consolidated Balance Sheet at December 31, 2004. Effective with the IPO, we began maintaining our own bank accounts but continue to utilize Williams’ personnel to manage our cash and investments. As of December 31, 2004, our net Advances from affiliate consisted of an unsecured promissory note agreement with Williams for both advances to and from Williams. The advances were due on demand; however, Williams did not historically require repayment. Therefore, Advances from affiliate at December 31, 2004 were classified as noncurrent. Prior to the closing of the IPO, Williams forgave the advances due to them at the date the net assets were transferred to us. Accordingly, the advances balance was transferred to Partners’ capital at that date.
      Affiliate interest expense includes interest on the advances with Williams calculated using Williams’ weighted average cost of debt applied to the outstanding balance of the advances with Williams and commitment fees on the working capital credit facility (see Note 11). The interest rate on the advances with Williams was 7.373 percent at December 31, 2004.

Note 6.	Equity Investments
     We use the equity method to account for our 25.1 percent ownership interest in Four Corners and our 40 percent ownership interest in Discovery. At December 31, 2005, Williams owned an additional 20 percent ownership interest in Discovery and the remaining 74.9 percent ownership interest in Four Corners.
     Williams Four Corners
     Four Corners made distributions to Williams associated with Four Corners’ operations prior to our acquisition of a 25.1 percent ownership interest. These distributions resulted in a revised basis used for the calculation of the 25.1 percent interest transferred to us; therefore, the carrying value of our 25.1 percent interest in Four Corners and partners’ capital decreased $32.2 million in 2005, $30.2 million in 2004, $29.0 million in 2003 and $7.1 million during the first three months of 2006.
     Four Corners reimburses Williams for actual payroll and employee benefit costs incurred on its behalf. In addition, Four Corners is charged for certain administrative expenses by Williams. These charges are either directly identifiable or allocated to Four Corners. Direct charges are for goods and services provided by Williams at our request. Allocated charges are allocated based on a three-factor formula, which considers revenues, property, plant and equipment and payroll. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to Four Corners.
     The operation of the Four Corners gathering system includes the routine movement of gas across gathering systems. This activity is referred to as “crosshauling.” Crosshauling typically involves the movement of some natural gas between gathering systems at established interconnect points to optimize flow. As a result, Four Corners must purchase gas for delivery to customers at certain plant outlets and has excess volumes to sell at other plant outlets. These purchases and sales transactions are conducted for Four Corners by Power, a wholly owned indirect subsidiary of Williams, at current market prices. Historically, Power has not charged Four Corners a fee for providing this service, but has occasionally benefited from price differentials that historically existed from time to time between the plant outlets.
     Four Corners also purchases natural gas for fuel and shrink replacement from Power. These purchases are made at market rates at the time of purchase.
     Prior to April 2003, Four Corners purchased steam from Power for use at the Milagro treating plant. The steam was produced from the operation of the Milagro cogeneration facility owned by Power. Beginning in April 2003, Four Corners purchased natural gas for steam conversion services. The natural gas cost charged to Four Corners by Power has been favorably impacted by Power’s fixed price natural gas fuel contracts. This impact was approximately $9.0 million annually during the periods presented as compared to estimated market prices. These arrangements expire in the fourth quarter of 2006. Williams is evaluating the means by which Four Corners will obtain waste heat to generate steam beyond the life of this agreement and expect that Four Corner’s Milagro natural gas fuel costs will increase due to Williams’ expectation that future market prices will exceed prices associated with these agreements.
     Four Corners sells the NGLs to which they take title to Williams Midstream Marketing and Risk Management, LLC (“WMMRM”), a wholly owned indirect subsidiary of Williams.
     One of Four Corner’s major customers is Williams Production Company (“WPC”), a wholly owned subsidiary of Williams. WPC is one of the largest natural gas producers in the San Juan Basin and Four Corners provides natural gas gathering, treating and processing services to WPC under several contracts.
     Discovery Producer Services
      Of the total ownership interest owned by Williams prior to the transfer of 40 percent to us, a portion was acquired by Williams in April 2005 resulting in a revised basis used for the calculation of the 40 percent interest transferred to us in connection with the IPO. As a result, the carrying value of our 40 percent interest in Discovery and Partners’ capital decreased $11.0 million during the second quarter of 2005.
      On August 22, 2005, Discovery made a distribution of approximately $43.8 million to Williams and the other member of Discovery at that date. This distribution was associated with Discovery’s operations prior to the IPO; hence, we did not receive any portion of this distribution. The distribution resulted in a revised basis used for the calculation of the 40 percent interest transferred to us in connection with the IPO. As a result, the carrying value of our 40 percent interest in Discovery and Partners’ capital decreased $17.5 million during the third quarter of 2005.
      In September 2005, we made a $24.4 million capital contribution to Discovery for a substantial portion of our share of the estimated future capital expenditures for the Tahiti pipeline lateral expansion project.
      Williams is the operator of Discovery. Discovery reimburses Williams for actual payroll and employee benefit costs incurred on its behalf. Additionally, Discovery purchases a portion of the natural gas from Williams to meet its fuel and shrink requirement at its processing plant.
      Discovery pays Williams a monthly operations and management fee to cover the cost of accounting services, computer systems and management services provided to it. Discovery also has an agreement with Williams pursuant to which Williams markets the NGLs and excess natural gas to which Discovery takes title.
      During 2004, we performed an impairment review of this investment because of Williams’ planned purchase of an additional interest in Discovery at an amount below its carrying value. As a result, we recorded a $13.5 million impairment of our investment in Discovery based on a probability-weighted estimation of fair value of our investment. In December 2003, each of the owners made an additional

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
investment in Discovery, which was subsequently used by Discovery to repay maturing debt. Our proportionate share of this additional investment was approximately $101.6 million.
      Due to the significance of each investment’s equity earnings to our results of operations, the summarized financial position and results of operations for 100 percent of Four Corners and 100 percent of Discovery are presented below (in thousands).

	December 31,		March 31,
Williams Four Corners LLC	2005	2004	2006
			(Unaudited)
Current assets	18,832	$24,927	$19,348
Non-current assets	25,228	18,657	25,420
Property, plant and equipment	591,034	601,710	585,470
Current liabilities	(27,978)	(24,138)	(18,329)
Non-current liabilities	(1,526)	(626)	(1,118)

Members’ capital	$605,590	$620,530	$610,791

				Three Months Ended
	Years Ended December 31,			March 31,
	2005	2004	2003	2006	2005
				(Unaudited)
Revenues:
Affiliate	259,390	231,124	149,089	62,188	59,470
Third-party	203,813	197,099	205,045	53,484	48,433
Costs and expenses:
Affiliate	121,175	115,589	94,008	38,932	29,247
Third-party	227,813	216,078	171,379	43,325	52,761

Income before cumulative effect of change in accounting principle	$114,215	$96,556	$88,747	$33,415	$25,895

Net income	$113,521	$96,556	$88,417	$33,415	$25,895

Discovery Producer Services LLC

	December 31,
			March 31,
	2005	2004	2006

			(Unaudited)
Current assets	$70,525	$67,534	$62,700
Non-current restricted cash	44,559	—	41,859
Property, plant and equipment	344,743	356,385	340,935
Current liabilities	(45,070)	(31,572)	(27,475)
Non-current liabilities	(1,121)	(702)	(1,146)

Members’ capital	$413,636	$391,645	$416,873

				Three Months Ended
	Years Ended December 31,			March 31,

	2005	2004	2003	2006	2005

				(Unaudited)
Revenues:
Affiliate	76,341	68,766	66,305	52,786	17,497
Third-party	46,404	31,110	36,873	9,334	9,792
Costs and expenses:
Affiliate	13,319	4,945	12,267	3,915	5,965
Third-party	89,278	83,811	72,252	48,952	16,077
Interest expense	—	—	9,611
Interest income	(1,685)	(550)	—	(626)	(284)
Foreign exchange loss	1,005	—	—	427	—

Income before cumulative effect of change in accounting principle	$20,828	$11,670	$9,048	$9,452	$5,531

Net income	$20,652	$11,670	$8,781	$9,452	$5,531

Note 7.	Property, Plant and Equipment
      Property, plant and equipment, at cost, is as follows:

	December 31,		Estimated
			Depreciable
	2005	2004	Lives

	(In thousands)
Land and right of way	$2,373	$2,373
Fractionation plant and equipment	16,646	16,555	30 years
Storage plant and equipment	65,892	63,632	30 years
Pipeline plant and equipment	23,684	23,684	20-30 years
Construction work in progress	1,886	566
Other	1,492	1,490	5-45 years

Total property, plant and equipment	111,973	108,300
Accumulated depreciation	44,042	40,507

Net property, plant and equipment	$67,931	$67,793

      We adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” on January 1, 2003. As a result, we recorded a liability of $993,000 representing the present value of expected future asset retirement

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
obligations at January 1, 2003, and a decrease to earnings of $992,000 reflected as a cumulative effect of a change in accounting principle. An additional $107,000 reduction of earnings is reflected as a cumulative effect of a change in accounting principle for our 40 percent interest in Discovery’s cumulative effect of a change in accounting principle related to the adoption of SFAS No. 143. Also, an additional $83,000 reduction of earnings is reflected as a cumulative effect of a change in accounting principle for our 25.1 percent interest in Four Corner’s cumulative effect of change in accounting principle related principle related to the adoption of SFAS No. 143.
      Effective December 31, 2005, we adopted FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional ARO when incurred if the liability’s fair value can be reasonably estimated. The Interpretation clarifies when an entity would have sufficient information to reasonably estimate the fair value of an ARO. As required by the new standard, we reassessed the estimated remaining life of all our assets with a conditional ARO. We recorded additional liabilities totaling $573,000 equal to the present value of expected future asset retirement obligations at December 31, 2005. The liabilities are slightly offset by a $16,000 increase in property, plant and equipment, net of accumulated depreciation, recorded as if the provisions of the Interpretation had been in effect at the date the obligation was incurred. The net $557,000 reduction to earnings is reflected as a cumulative effect of a change in accounting principle for the year ended 2005. An additional $70,000 reduction of earnings is reflected as a cumulative effect of a change in accounting principle for our 40 percent interest in Discovery’s cumulative effect of a change in accounting principle related to the adoption of FIN No. 47. Also, an additional $174,000 reduction of earnings is reflected as a cumulative effect of a change in accounting principle for our 25.1 percent interest in Four Corner’s cumulative effect of a change in accounting principle related to the adoption of FIN No. 47. If the Interpretation had been in effect at the beginning of 2003, the impact to our income from continuing operations and net income would have been immaterial.
      The obligations relate to underground storage caverns and the associated brine ponds. At the end of the useful life of each respective asset, we are legally obligated to properly abandon the storage caverns, empty the brine ponds and restore the surface, and remove any related surface equipment.
      A rollforward of our asset retirement obligation for 2004 and 2005 is presented below.

	2005	2004

	(In thousands)
Balance, January 1	$760	$801
Liabilities incurred during the period	91	79
Liabilities settled during the period	(204)	(166)
Accretion expense	1	83
Estimate revisions	(460)	—
FIN No. 47 revisions	574	—
Gain on settlements	—	(37)

Balance, December 31	$762	$760

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.	Accrued Liabilities
      Accrued liabilities are as follows:

	December 31,

	2005	2004

	(In thousands)
Environmental remediation — current portion	$1,424	$1,633
Customer volume deficiency payment	—	749
Asset retirement obligation — current portion	—	760
Employee costs — affiliate	387	317
Taxes other than income	375	359
Other	187	106

	$2,373	$3,924

Note 9.	Long-Term Incentive Plan
      In November 2005, our general partner adopted the Williams Partners GP LLC Long-Term Incentive Plan (the “Plan”) for employees, consultants and directors of our general partner and its affiliates who perform services for us. The Plan permits the grant of awards covering an aggregate of 700,000 common units. These awards may be in the form of options, restricted units, phantom units or unit appreciation rights. The compensation committee of our general partner’s board of directors administers the Plan.
      During November and December 2005, our general partner granted 6,146 restricted units pursuant to the Plan to members of our general partner’s board of directors who are not officers or employees of our general partner or its affiliates. These restricted units vest six months from grant date. We recognized compensation expense of $34 thousand associated with these awards in 2005.

Note 10.	Major Customers, Concentrations of Credit Risk and Financial Instruments

Major Customers
      In 2005, four customers, Williams Power Company (an affiliate company) SemStream, L.P., Enterprise and BP Products North America, Inc. (BP) accounted for approximately 25.9 percent, 17.1 percent, 14.1 percent and 13.5 percent, respectively, of our total revenues. In 2004, three customers, SemStream, L.P., BP and Enterprise accounted for approximately 20.6 percent, 16.1 percent and 16.0 percent, respectively, of our total revenues. In 2003, four customers, BP, Enterprise, Chevron and Williams Power Company, accounted for approximately 24.6 percent, 15.9 percent, 14.7 percent and 11.6 percent, respectively, of our total revenues. SemStream, L.P., BP, Enterprise and Williams Power Company are customers of the NGL Services segment. Chevron is a customer of the Gathering and Processing segment.
      Four Corners’ largest customer, on a percentage of revenues basis, is WMMRM, which purchases and resells substantially all of the NGLs to which we take title. WMMRM accounted for 48 percent, 47 percent and 35 percent of revenues in 2005, 2004 and 2003, respectively. The percentages for the remaining three largest customers are as follows:

	2005	2004	2003

Customer A	15%	15%	19%
Customer B	11	12	12
Customer C	4	5	10
      Discovery’s two major customers, Williams and Eni Petroleum Company, Inc. (“Eni”) accounted for $70.8 million (58 percent) and $8.5 million (7 percent), respectively, of our total revenues in 2005, and approximately $57.8 million (58 percent) and $10.9 million (11 percent), respectively, of our total revenues in 2004. Discovery’s three major customers, Williams, Eni and Pogo Producing Company accounted for approximately $54 million (52 percent), $12.2 million (12 percent) and $12 million (12 percent), respectively, of our total revenues in 2003.
      Our Carbonate Trend gathering pipeline has only two customers. The loss of either of these customers, unless replaced, would have a significant impact on the Gathering and Processing segment.

Concentrations of Credit Risk
      Our cash equivalents consist of high-quality securities placed with various major financial institutions with credit ratings at or above AA by Standard & Poor’s or Aa by Moody’s Investor’s Service.

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the concentration of accounts receivable by service and segment.

	December 31,

	2005	2004

	(In thousands)
Gathering and Processing:
Natural gas gathering	$525	$441
NGL Services:
Fractionation services	532	468
Amounts due from fractionator partners	1,834	1,381
Storage	793	1,241
Other	260	7

	$3,944	$3,538

      Our fractionation and storage customers include crude refiners; propane wholesalers and retailers; gas producers; natural gas plant, fractionator and storage operators; and NGL traders and pipeline operators. Our two Carbonate Trend natural gas gathering customers are oil and gas producers. While sales to our customers are unsecured, we routinely evaluate their financial condition and creditworthiness.

Financial Instruments
      We used the following methods and assumptions to estimate the fair value of financial instruments.
      Cash and cash equivalents. The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.
      Advances from affiliates. At December 31, 2004, our net Advances from affiliate consisted of an unsecured promissory note agreement with Williams for both advances to and from Williams. The carrying amounts reported in the Consolidated Balance Sheet approximate fair value as this instrument had an interest rate approximating market.

	2005		2004

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

	(In thousands)
Cash and cash equivalents	$6,839	$6,839	—	—
Advances from affiliates	—	—	$186,024	$186,024

Note 11.	Credit Facilities and Leasing Activities

Credit Facilities
      On May 20, 2005, Williams amended its $1.275 billion revolving credit facility (“Williams facility”), which is available for borrowings and letters of credit, to allow us to borrow up to $75 million under the Williams facility. Borrowings under the Williams facility mature on May 3, 2007. Our $75 million borrowing limit under the Williams facility is available for general partnership purposes, including acquisitions, but only to the extent that sufficient amounts remain unborrowed by Williams and its other subsidiaries. At December 31, 2005, letters of credit totaling $378 million had been issued on behalf of Williams by the participating institutions under the Williams facility and no revolving credit loans were outstanding.
     In May 2006, Williams replaced its $1.275 billion secured credit facility with a $1.5 billion unsecured credit agreement. The new facility contains similar terms and covenants as the prior facility, but contains additional restrictions on asset sales, certain subsidiary debt and sale-leaseback transactions.
      Interest on any borrowings under the Williams facility is calculated based on our choice of two methods: (i) a fluctuating rate equal to the facilitating bank’s base rate plus an applicable margin or (ii) a periodic fixed rate equal to LIBOR plus an applicable margin. We are also required to pay or reimburse Williams for

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
an annual commitment fee, .3 percent and 0.325 percent at March 31, 2006 and December 31, 2005 respectively, based on the unused portion of its $75 million borrowing limit under the Williams facility. The applicable margin, 1.75 percent at March 31, 2006 and December 31, 2005, and the commitment fee are based on Williams’ senior unsecured long-term debt rating. Under the Williams facility, Williams and certain of its subsidiaries, other than us, are required to comply with certain financial and other covenants. Significant financial covenants under the Williams facility to which Williams is subject include the following:

•	ratio of debt to net worth no greater than (i) 70 percent through December 31, 2005, and (ii) 65 percent for the remaining term of the agreement;

•	ratio of debt to net worth no greater than 55 percent for Northwest Pipeline Corporation, a wholly owned subsidiary of Williams, and Transco; and

•	ratio of EBITDA to interest, on a rolling four quarter basis, no less than (i) 2.0 for any period after March 31, 2005 through December 31, 2005, and (ii) 2.5 for the remaining term of the agreement.
      In August 2005, we entered into a $20 million revolving credit facility (the “credit facility”) with Williams as the lender. The credit facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on May 3, 2007 and bear interest at the same rate as for borrowings under the Williams facility described above. We pay a commitment fee to Williams on the unused portion of the credit facility of 0.30 percent annually. We are required to reduce all borrowings under the credit facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the credit facility. No amounts have been drawn on this facility.

Leasing Activities
      We lease automobiles for use in our NGL Services segment. We account for these leases as operating leases. Future minimum annual rentals under non-cancelable operating leases as of December 31, 2005 are as follows (in thousands):

2006	$30
2007	29
2008	27
2009	10
2010	—

$96

      Total rent expense was $116,000, $110,000 and $119,000 for 2003, 2004 and 2005, respectively.

Note 12.	Partners’ Capital
      Of the 7,006,146 common units outstanding at December 31, 2005, 5,756,146 are held by the public, with the remaining 1,250,000 held by our affiliates. All of the 7,000,000 subordinated units are held by our affiliates.
      Upon expiration of the subordination period, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The subordination period will end on the first day of any quarter beginning after June 30, 2008 or when we meet certain financial tests provided for in our partnership agreement.
      Significant information regarding rights of the limited partners include the following:

•	Right to receive distributions of available cash within 45 days after the end of each quarter.

•	No limited partner shall have any management power over our business and affairs; the general partner shall conduct, direct and manage our activities.

•	The general partner may be removed if such removal is approved by the unitholders holding at least 66 2/3 percent of the outstanding units voting as a single class, including units held by our general partner and its affiliates.

•	Right to receive information reasonably required for tax reporting purposes within 90 days after the close of the calendar year.
      Our general partner is entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels shown below:

		General
Quarterly Distribution Target Amount (per unit)	Unitholders	Partner

Minimum quarterly distribution of $0.35	98%	2%
Up to $0.4025	98	2
Above $0.4025 up to $0.4375	85	15
Above $0.4375 up to $0.5250	75	25
Above $0.5250	50	50
      In the event of a liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the unitholders and our general partner, in proportion to their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Other Comprehensive Income
      The main component of our accumulated other comprehensive loss is our share of Discovery’s accumulated other comprehensive loss which is related to a cash flow hedge of interest rate risk held by Discovery in 2003.

Note 13.	Commitments and Contingencies
      Environmental Matters. We are a participant in certain environmental remediation activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects that are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (“KDHE”) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE and are expected to be paid over the next two to nine years.
      In 2004, we purchased an insurance policy that covers up to $5 million of remediation costs until an active remediation system is in place or April 30, 2008, whichever is earlier, excluding operation and maintenance costs and ongoing monitoring costs, for these projects to the extent such costs exceed a $4.2 million deductible. The policy also covers costs incurred as a result of third party claims associated with then existing but unknown contamination related to the storage facilities. The aggregate limit under the policy for all claims is $25 million. In addition, under an omnibus agreement with Williams entered into at the

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
closing of the IPO, Williams has agreed to indemnify us for the $4.2 million deductible (less amounts expended prior to the closing of the IPO) of remediation expenditures not covered by the insurance policy, excluding costs of project management and soil and groundwater monitoring. There is a $14 million cap on the total amount of indemnity coverage under the omnibus agreement, which will be reduced by actual recoveries under the environmental insurance policy. There is also a three-year time limitation from the IPO closing date, August 23, 2005. The benefit of this indemnification will be accounted for as a capital contribution to us by Williams as the costs are reimbursed. We estimate that the approximate cost of this project management and soil and groundwater monitoring associated with the four remediation projects at the Conway storage facilities and for which we will not be indemnified will be approximately $200,000 to $400,000 per year following the completion of the remediation work.
      At December 31, 2005, and March 31, 2006 (unaudited), we had accrued liabilities totaling $5.4 million and $5.3 million, respectively, for these costs. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
      Hurricane Costs. At March 31, 2006 (unaudited), Williams had an insurance receivable of $965,000 for costs incurred to assess property damage caused by Hurricane Ivan in 2004 to the Carbonate Trend pipeline. Although Williams believes these costs to be recoverable under its property damage insurance, it has not received approval from its insurer and it is reasonably possible that the insurer will deny some or all of this claim. If Williams’ is unable to recover these costs from insurance we will recognize a loss for these costs as they relate to the Carbonate Trend pipeline. This loss will be fully allocated to our general partner.
      Other. We are not currently a party to any legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our future financial position.

Note 14.	Segment Disclosures
      Our reportable segments are strategic business units that offer different products and services. The Gathering and Processing segment includes our ownership interest in Four Corners, our ownership interest in Discovery and the Carbonate Trend gathering pipeline. The NGL Services segment includes three integrated NGL storage facilities and a 50 percent undivided interest in a fractionator near Conway, Kansas. The segments are managed separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies. Long-lived assets are comprised of property, plant and equipment.

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Gathering &	NGL
	Processing	Services	Total

	(In thousands)
2005
Segment revenues	$3,515	$48,254	$51,769
Operating and maintenance expense	714	24,397	25,111
Product cost	—	11,821	11,821
Depreciation and accretion	1,200	2,419	3,619
Direct general and administrative expenses	2	1,068	1,070
Other, net	—	694	694

Segment operating income	1,599	7,855	9,454
Equity earnings - Williams Four Corners	28,668	—	28,668
Equity earnings - Discovery Producer Services	8,331	—	8,331

Segment profit	$38,598	$7,855	$46,453

Reconciliation to the Consolidated Statement of Income:
Segment operating income			$9,454
General and administrative expenses:
Allocated — affiliate			(3,194)
Third-party direct			(1,059)

Combined operating income			$5,201

Other financial information:
Segment assets	$323,012	$64,579	$387,591
Other assets and eliminations			5,353

Total assets			$392,944

Equity method investments:
Williams Four Corners	$152,003	$—	$152,003
Discovery Producer Services	150,260	—	150,260
Additions to long-lived assets	—	3,688	3,688

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Gathering &	NGL
	Processing	Services	Total

	(In thousands)
2004
Segment revenues	$4,833	$36,143	$40,976
Operating and maintenance expense	572	18,804	19,376
Product cost	—	6,635	6,635
Depreciation and accretion	1,200	2,486	3,686
Direct general and administrative expenses	—	535	535
Other, net	—	625	625

Segment operating income	3,061	7,058	10,119
Equity earnings - Williams Four Corners	24,236	—	24,236
Equity earnings - Discovery Producer Services	4,495	—	4,495
Impairment of investment	(13,484)	—	(13,484)

Segment profit	$18,308	$7,058	$25,366

Reconciliation to the Consolidated Statement of Income:
Segment operating income			$10,119
Allocated general and administrative expenses			(2,078)

Combined operating income			$8,041

Other financial information:
Total assets	$322,738	$52,376	$375,114
Equity method investments:
Williams Four Corners	155,753	—	155,753
Discovery Producer Services	147,281	—	147,281
Additions to long-lived assets	—	1,622	1,622

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Gathering &	NGL
	Processing	Services	Total

	(In thousands)
2003
Segment revenues	$5,513	$22,781	$28,294
Operating and maintenance expense	379	13,581	13,960
Product cost	—	1,263	1,263
Depreciation and accretion	1,200	2,507	3,707
Direct general and administrative expenses	—	421	421
Other, net	—	507	507

Segment operating income	3,934	4,502	8,436
Equity earnings - Williams Four Corners	22,276	—	22,276
Equity earnings - Discovery Producer Services	3,447	—	3,447

Segment profit	$29,657	$4,502	$34,159

Reconciliation to the Consolidated Statement of Income:
Segment operating income			$8,436
Allocated general and administrative expenses			(1,392)

Combined operating income			$7,044

Other financial information:
Total assets	$339,524	$52,381	$391,905
Equity Method investments:
Williams Four Corners	161,755	—	161,755
Discovery Producer Services	156,269	—	156,269
Additions to long-lived assets	—	1,176	1,176

WILLIAMS PARTNERS L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Gathering &	NGL
	Processing	Services	Total

	(In thousands)
Three Months Ended March 31, 2006 (unaudited)
Segment revenues	$733	$16,330	$17,063

Operating and maintenance expense	242	7,449	7,691
Product cost	—	5,723	5,723
Depreciation and accretion	300	600	900
Direct general and administrative expense	2	301	303
Taxes other than income	—	207	207

Segment operating income	189	2,050	2,239
Equity earnings - Williams Four Corners	8,387	—	8,387
Equity earnings - Discovery Producer Services	3,781	—	3,781

Segment profit	$12,357	$2,050	$14,407

Reconciliation to the Consolidated Statements of Income:
Segment operating income			$2,239
General and administrative expenses:
Allocated — affiliate			(1,117)
Third party-direct			(528)

Combined operating income			$594

Three Months Ended March 31, 2005 (unaudited)
Segment revenues	$880	$10,489	$11,369

Operating and maintenance expense	107	5,621	5,728
Product cost	—	2,735	2,735
Depreciation and accretion	300	605	905
Direct general and administrative expense	—	203	203
Taxes other than income	—	192	192

Segment operating income	473	1,133	1,606
Equity earnings - Williams Four Corners	6,499	—	6,499
Equity earnings - Discovery Producer Services	2,212	—	2,212

Segment profit	$9,184	$1,133	$10,317

Reconciliation to the Consolidated Statements of Income:
Segment operating income			$1,606
Allocated general and administrative expense			(503)

Combined operating income			$1,103

Note 15. Subsequent Events
Long-Term Debt
     On June 20, 2006, we and Williams Partners Finance Corporation issued $150.0 million aggregate principal of 7.5 percent senior unsecured notes in a private debt placement. Williams Partners Finance Corporation is our wholly owned subsidiary organized for the sole purpose of co-issuing the notes. The maturity date of the notes is June 15, 2011. Interest is payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2006. Debt issuance costs associated with the notes totaled $3.2 million and are being amortized over the life of the notes.
     In connection with the issuance of the $150.0 million senior unsecured notes, sold in a private debt placement to qualified institutional buyers, we entered into a registration rights agreement with the initial purchasers of the senior unsecured notes whereby we agreed to conduct a registered exchange offer of exchange notes in exchange for the senior unsecured notes or cause to become effective a shelf registration statement providing for resale of the senior unsecured notes. If we fail to comply with certain obligations under the registration rights agreement, we will be required to pay liquidated damages in the form of additional cash interest to the holders of the senior unsecured notes. Upon the occurrence of such a failure to comply, the interest rate on the senior unsecured notes shall be increased by 0.25 percent per annum during the 90-day period immediately following the occurrence of such failure to comply and shall increase by 0.25 percent per annum 90 days thereafter until all defaults have been cured, but in no event shall such aggregate additional interest exceed 0.50 percent per annum.
     The terms of the senior notes are governed by an indenture that contains affirmative and negative covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens securing indebtedness, (2) mergers, consolidations and transfers of all or substantially all of our properties or assets, (3) Williams Partners Finance’s ability to incur additional indebtedness and (4) Williams Partners Finance’s ability to engage in any business not related to obtaining money or arranging financing for us or our other subsidiaries. We use the equity method of accounting for our investments in Discovery and Four Corners, and neither will be classified as our subsidiary under the indenture so long as we continue to own a minority interest in such entity. As a result, neither Discovery nor Four Corners will be subject to the restrictive covenants in the indenture. The indenture also contains customary events of default, upon which the trustee or the holders of the senior notes may declare all outstanding senior notes to be due and payable immediately.
     We may redeem the senior notes at our option in whole or in part at any time or from time to time prior to June 15, 2011, at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date, plus (3) a specified “make-whole” premium (as defined in the indenture). Additionally, upon a change of control (as defined in the indenture), each holder of the senior notes will have the right to require us to repurchase all or any part of such holder’s senior notes at a price equal to 101 percent of the principal amount of the senior notes plus accrued and unpaid interest. Except upon a change of control as described in the prior sentence, we are not required to make mandatory redemption or sinking fund payments with respect to the senior notes or to repurchase the senior notes at the option of the holders.

WILLIAMS PARTNERS L.P.
QUARTERLY FINANCIAL DATA
(Unaudited)
      Summarized quarterly financial data are as follows (thousands, except per-unit amounts):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2005
Revenues	$11,369	$12,176	$12,176	$16,048
Costs and operating expenses	10,266	8,036	13,175	15,091
Income before cumulative effect of change in accounting principle	6,810	8,580	5,694	13,043
Net income	6,810	8,580	5,694	12,241
Basic and diluted net income (loss) per limited partner unit:
Income (loss) before cumulative effect of change in accounting principle:
Common units	NA	NA	$(0.02)	$0.51
Subordinated units	NA	NA	$(0.02)	$0.51
Cumulative effect of change in accounting principle:
Common units	NA	NA	$—	$(0.05)
Subordinated units	NA	NA	$—	$(0.05)
Net income (loss):
Common units	NA	NA	$(0.02)	$0.46
Subordinated units	NA	NA	$(0.02)	$0.46

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2004
Revenues	$7,953	$9,043	$10,457	$13,523
Costs and operating expenses	5,256	8,289	8,956	10,434
Income (loss) before cumulative effect of change in accounting principle	8,072	4,495	3,333	(5,089)
Net income (loss)	8,072	4,495	3,333	(5,089)

•	Net income for fourth-quarter 2005 includes our 40 percent share of Discovery’s favorable adjustment of $10.7 million related to amounts previously deferred for net system gains from 2002 through 2004 that were reversed following the acceptance in 2005 of a filing with the FERC.

•	Net loss for third-quarter 2005 includes a $3.4 million unfavorable product imbalance adjustments included in NGL services.

•	Net loss for fourth-quarter 2004 includes a $13.5 million impairment of our investment in Discovery (see Note 6).